UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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JACKSONVILLE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc., which will be held on Tuesday, April 28, 2015, beginning at 9:00 a.m., Eastern Time. The meeting will be held at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256. The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the Proxy Statement.

A formal notice describing the business to come before the meeting, a Proxy Statement and a proxy card are enclosed. We have also enclosed for your review the Annual Report on Form 10-K for Jacksonville Bancorp, Inc. for the year ended December 31, 2014, which contains detailed information concerning our 2014 financial performance and activities.

Your vote is very important to us and we want your shares to be represented at the meeting. Whether or not you plan to attend the Annual Meeting in person, please vote your shares immediately by telephone, by Internet or by mail. If you vote by mail, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

Thank you for taking the time to vote.

Sincerely,

Donald F. Glisson, Jr.
Chairman of the Board

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000
Jacksonville, Florida 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock:

Notice is hereby given that the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc. (the “Company”) will be held on Tuesday, April 28, 2015, at 9:00 a.m., Eastern Time, at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256, to consider and act upon the following matters:

1.	To elect two of the Company’s directors for a one-year term;
2.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent auditor for 2015;
3.	To approve, on a non-binding advisory basis, the Company’s executive compensation (Say-on-Pay); and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record of the Company’s common stock at the close of business on February 27, 2015 are entitled to receive notice of, and to vote on, the business that may come before the Annual Meeting.

To avoid the unnecessary expense of further solicitation, we urge you to immediately indicate your voting instructions by telephone, by Internet or by mail. If you vote by mail, please sign, date and return the enclosed proxy card as promptly as possible in the accompanying postage-paid envelope to ensure your representation at the Annual Meeting. You may revoke the proxy at any time before it is exercised by following the instructions set forth in Voting of Proxies on the first page of the accompanying Proxy Statement. Please note that if you choose to vote in person at the Annual Meeting and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. If you wish to attend the Annual Meeting and need directions, please call us at 904-421-3040.

BY ORDER OF THE BOARD OF DIRECTORS

Kendall L. Spencer
President & Chief Executive Officer

March 24, 2015

PLEASE VOTE AS SOON AS POSSIBLE.
YOUR VOTE IS VERY IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.

************************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2015

The Proxy Statement and Annual Report on Form 10-K are available at
www.jaxbank.com or with your 16-digit control number at www.proxyvote.com.

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000
Jacksonville, Florida 32202

PROXY STATEMENT
Annual Meeting of Shareholders

This Proxy Statement and the accompanying notice and proxy card are being furnished to you as a holder of Jacksonville Bancorp, Inc. common stock, $.01 par value per share, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the 2015 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 28, 2015, beginning at 9:00 a.m., Eastern Time, at The Jacksonville Bank, 7880 Gate Parkway, Jacksonville, Florida 32256. This Proxy Statement and the accompanying notice and proxy card are first being mailed to holders of the Company’s common stock on or about March 24, 2015.

Unless the context requires otherwise, references in this statement to “we,” “us” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to the “Company” denote Jacksonville Bancorp, Inc. The Jacksonville Bank is referred to as the “Bank.”

VOTING OF PROXIES

The proxy card accompanying this Proxy Statement is being solicited by the Board. Shares represented by a proxy properly signed and returned, unless subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions marked on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the proposals stated in this Proxy Statement and in the discretion of the persons named in the proxy on other matters that may properly come before the Annual Meeting.

If you have executed and delivered a proxy, you may revoke such proxy at any time before it is voted by attending the Annual Meeting and voting in person, by giving written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any notice of revocation or later dated proxy should be sent to Broadridge Financial Solutions, Inc. (“Broadridge”), who is assisting the Company in the tabulation of proxies, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Vote Processing Department. In order for the notice of revocation or later proxy to revoke the prior proxy, Broadridge must receive such notice or later proxy before the vote of shareholders at the Annual Meeting. Unless you vote at the meeting or take other action, your attendance at the Annual Meeting will not revoke your proxy. If your shares are held in street name (for example, held in the name of a bank, broker or other holder of record), you must obtain a proxy, executed in your favor, from your bank, broker, or other holder of record to be able to vote at the Annual Meeting.

VOTING REQUIREMENTS AND PROCEDURES

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares of common stock entitled to be cast and held by holders of the outstanding shares of common stock entitled to vote constitutes a quorum at a meeting of shareholders. Our Bylaws require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. Each of Proposal 2 (Ratification of Appointment of Independent Auditor) and Proposal 3 (Say-on-Pay) will be approved if votes cast for the proposal exceed the votes cast against the proposal.

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of our independent auditor (Proposal 2). Brokerage firms may not vote without instructions from you on the other proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur. Abstentions and broker non-votes will be considered present for purposes of constituting a quorum but will have no effect under Florida law with respect to the votes on the proposals.

If you hold your shares in street name and have questions or concerns about your proxy card, you are strongly encouraged to contact your bank, broker or other holder of record through which you hold the Company’s common stock.

VOTING SECURITIES

The Board has fixed the close of business on February 27, 2015 as the record date for determining the holders of its common stock entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on February 27, 2015, there were issued and outstanding 3,180,300 shares of the Company’s common stock entitled to vote at the Annual Meeting held by approximately 413 registered holders. You are entitled to one vote upon each matter properly submitted at the Annual Meeting for each share of common stock held on the record date. Shareholders may not cumulate their votes in the election of directors.

PURPOSE OF MEETING

The Company anticipates that its shareholders will act upon the following business at the meeting:

•	Proposal 1: Election of Directors
•	Proposal 2: Ratification of Crowe Horwath LLP as the Company’s Independent Auditor for 2015
•	Proposal 3: Approval of Executive Compensation (Say-on-Pay)

PROPOSAL 1: ELECTION OF DIRECTORS

The directors nominated for election at the Annual Meeting are Donald F. Glisson, Jr. and John P. Sullivan in Class 3. Each nominee is an incumbent director who was recommended by the Nominating and Corporate Governance Committee and nominated by the Board. If elected, each nominee will serve on the Board until our 2016 Annual Meeting of Shareholders and until his successor shall have been elected and qualified, or until his prior death, resignation, retirement, disqualification, or removal from office. Although there are currently directorship vacancies on the Board, proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Nominating and Corporate Governance Committee is currently evaluating how to fill the existing vacancies on the Board.

The Bylaws require that each director be elected by a majority of the votes cast with respect to such director unless the election is contested. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his election, the director is required to promptly submit an irrevocable letter of resignation to the Board. Within 90 days of the certification of the election results, the Board must accept the resignation.

The Board is comprised of individuals with a variety of complementary skills derived from their diverse backgrounds and experiences. All of the Company’s directors share an ability to make independent analytical inquiries, and the overall composition of the Board demonstrates a balance of diversity, including with respect to perspectives, backgrounds, professional experiences, differences in viewpoint, education, skills, age and national origin. Certain information with respect to each of the Company’s directors, including the nominees for director in Class 3, is provided below. Except as otherwise indicated, each person has been or was engaged in his present or last principal occupation, in the same or a similar position, for more than five years.

CLASS 3 DIRECTORS—Term expires at the 2015 Annual Meeting of Shareholders

Name	Age	Experience and Qualifications
Donald F. Glisson, Jr.	55	Director of the Company and the Bank since November 2010. Named Chairman of the Board of the Company in April 2013 and Executive Chairman in December 2013. Served as the Company’s interim principal executive officer from June 2013 to December 2013. Formerly Chairman of the Board of Oceanside Bank and its holding company, Atlantic BancGroup, Inc., from 1996 through November 2010, when Atlantic BancGroup, Inc. merged with and into the Company. Mr. Glisson is the Chairman and Chief Executive Officer of Triad Financial Services, Inc., a consumer finance company based in Jacksonville, Florida, with five other offices across the country. Triad is the second largest originator of manufactured housing loans in the U.S.

Name	Age	Experience and Qualifications
		Mr. Glisson is very active in a host of civic and economic endeavors. In April 2012, Mr. Glisson was appointed by the CFO of the State of Florida to the Board of Governors of Citizens Insurance Company, the property insurance company created by the State of Florida to provide homeowners insurance to Floridians, and in July 2013, he was elected as Vice Chairman of such board. Mr. Glisson has also previously served on the board of directors of the Florida State University Alumni Association and the Board of Governors of the Florida State University College of Business. Mr. Glisson received his Bachelor of Science degree in Finance from Florida State University.

		As a result of these professional and other experiences, Mr. Glisson possesses particular attributes—including a high level of integrity and personal character; accounting and financial acumen; banking and financial services industry experience; corporate structure and other public and private sector experience; and background in mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

John P. Sullivan	58	Director of the Company and the Bank since November 2010. Currently the managing director of CapGen Capital Advisers, LLC and a director of Palmetto Bank and Palmetto Bancshares, Inc. (since 2010). Mr. Sullivan has extensive experience and a diverse background in all facets of bank and financial management. He served as Chairman, President, Chief Executive and/or Chief Operating Officer of various financial institutions in the New York metropolitan area, including Hamilton Bancorp, River Bank America (East River Savings Bank), Continental Bank, and the Olympian New York Corp. Mr. Sullivan has gained a reputation as a business turnaround specialist with strong allegiances to both investors and customers and has been a 'first call' executive for many bank regulators when trouble surfaces at a regulated entity. Mr. Sullivan is a senior advisor for New York State's largest de novo banking effort, Signature Bank. Prior to joining CapGen, he served as a senior advisor to the global financial services practice of a 'big four' accounting firm. In this capacity, he provided guidance and thought leadership to some of the firm's largest financial services clients on banking matters, such as merger and acquisition activity, capital transactions, regulatory issues, credit quality and credit risk. He is frequently called upon to provide guidance and expertise in highly complex financial and operational situations for banks and other financial services companies.

		As a result of these professional and other experiences, Mr. Sullivan possesses particular attributes—including a high level of integrity and personal character; operational and financial management expertise (particularly with banks); corporate board experience; and experience with mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 1 DIRECTORS—Term expires at the 2016 Annual Meeting of Shareholders

Name	Age	Experience and Qualifications
Robert B. Goldstein	74	Director of the Company since October 2014 and director of the Bank since January 2015, when regulatory approvals were received. Mr. Goldstein is a founding principal of CapGen Capital Advisers, LLC, a private equity fund in New York that invests in banks and financial service companies. Having served as a senior executive and/or director at 14 financial institutions over a career that has spanned more than 40 years, Mr. Goldstein is nationally recognized in the domestic financial services industry for implementing growth strategies for banks under the most challenging circumstances and for identifying new opportunities for investment in community and regional banking.

		Mr. Goldstein is a member of numerous corporate and institutional boards and is a member of the executive, compensation, governance and audit committees of several of those institutions. He presently serves on the following boards of directors: FNB Corporation in Hermitage, Pennsylvania (since 2003); Seacoast Banking Corporation of Florida in Stuart, Florida (since 2010); Palmetto Bancshares, Inc. and its banking subsidiary, Palmetto Bank, in Greenville, South Carolina (since 2010); and Hampton Roads Bankshares, Inc. in Norfolk, Virginia (since 2010).

		Mr. Goldstein received a B.B.A. degree from Texas Christian University, where he graduated magna cum laude and was an honor student in the University of Texas program for merit scholars. He also served for seven years on the faculty of the Southwestern Graduate School of Banking at Southern Methodist University.

		As a result of these professional and other experiences, Mr. Goldstein possesses particular attributes—including a high level of integrity and personal character; operational and financial management expertise; corporate board experience; and banking industry expertise—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Price W. Schwenck	72	Director of the Company and the Bank since 1999 and Chairman of the Board of Directors for the Bank since 1999. Formerly Chief Executive Officer of the Company from May 2010 to June 2012 and Chief Executive Officer of the Bank from June 2011 to June 2012. Since September 2013, Mr. Schwenck has been a Partner with JBS Accretive Consulting, LLC, which develops wealth management strategies for community banks. From May 2000 to February 2003, Mr. Schwenck was President and Chief Executive Officer of P.C.B. Bancorp, Inc., a multi-bank holding company based in Clearwater, Florida. Mr. Schwenck also served as Regional President for First Union National Bank in Ft. Lauderdale, Florida, from 1988 to 1994 and in Jacksonville, Florida, from 1994 until he retired in 1999. He formerly served as a director of Freedom Bank of America in St. Petersburg, Florida from 2005 to 2012. Mr. Schwenck received his Bachelor’s degree and M.B.A. from the University of South Florida and his M.S. from the University of Miami in 1996 after four years of extended study and application in the field of quality management and leadership.

Name	Age	Experience and Qualifications
		As a result of these professional and other experiences, Mr. Schwenck possesses particular attributes—including a high level of integrity and personal character; corporate structure and board experience; experience with mergers and acquisitions; private and public sector experience; banking and financial services industry experience; and strategic planning and management experience—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Gary L. Winfield, M.D.	58	Director of the Company and the Bank since 1999 and former Chairman of the Board of the Company from July 2012 to April 2013. Dr. Winfield has served as a Division Chief Medical Officer for the Continental Division of the Hospital Corporation of America (HCA) since 2013. Prior to that, Dr. Winfield served as a Chief Medical Officer of Memorial Hospital from November 2005 to 2013. From 1991 through 2007, Dr. Winfield had an active family practice in Jacksonville Beach, Florida, operating as Sandcastle Family Practice, P.A. In addition, Dr. Winfield previously served as Vice President of Medical Affairs for Anthem Health Plans of Florida, a provider of health insurance. Dr. Winfield received his undergraduate degree from the University of Oklahoma and is a graduate of the College of Medicine at the University of Oklahoma.

		As a result of these professional and other experiences, Dr. Winfield possesses particular attributes—including a high level of integrity and personal character; business and financial sophistication; business, professional and personal contacts; and an ability to apply sound and independent business judgment—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 2 DIRECTORS— Term expires at the 2016 Annual Meeting of Shareholders

Name	Age	Experience and Qualifications
John A. Delaney	58	Director of the Company and the Bank since 2013. Mr. Delaney has been President of the University of North Florida since 2003. Prior to that, he served as Mayor of the City of Jacksonville from 1995 to 2003. He began his career as a prosecutor, eventually serving as the Chief Assistant State Attorney for northeast Florida’s Fourth Judicial Circuit. He also served as General Counsel of the City of Jacksonville and as Chief of Staff before running for Mayor. He has a Bachelor’s degree and a law degree from the University of Florida.

		Mr. Delaney serves on a number of corporate and non-profit boards, including Main Street America Group, a property and casualty insurance company; Jacksonville Regional Chamber of Commerce (Chairman); Jacksonville Civic Council; and Florida Council of 100.

		As a result of these professional and other experiences, Mr. Delaney possesses particular attributes—including a high level of integrity and personal character; business acumen; participation in civic and charitable organizations; and vast public and private sector experience—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Experience and Qualifications
A. Hugh Greene	62	Director of the Company since August 2014 and director of the Bank since November 2014, when regulatory approvals were received. Mr. Greene has served as President and Chief Executive Officer of Baptist Health, a comprehensive community-based health system that is comprised of five hospitals, since 2000. He also currently serves as Board Chair of the Board of Trustees for the University of North Florida.

		Mr. Greene has received numerous accolades both in and out of the health administration field, including the 2015 Thompson S. Baker Award from Junior Achievement, the 2013 Distinguished Business Leader Award from the University of North Florida’s Coggin College of Business and the 2012 Humanitarian Award from OneJax. He is a member of the Executive Board of the Jacksonville Civic Council, the regional CEO group. Mr. Green served on the board of directors of PSS World Medical, Inc. from 2012 to February 2013, and serves on the board of several nonprofit entities, including Jacksonville Regional Chamber of Commerce, Florida Hospital Association and Baptist Health System, Inc. (ex-officio). Mr. Greene is a graduate of Wake Forest University and holds a Master’s degree in Health Administration from the Medical College of Virginia and a Master of Divinity from the Southern Baptist Theological Seminary in Louisville, Kentucky.

		As a result of these professional and other experiences, Mr. Greene possesses particular attributes—including a high level of integrity and personal character; business and financial acumen; extensive management and leadership skills; and participation in civic and charitable organizations—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Kendall L. Spencer	62	Director and President and Chief Executive Officer of the Company since December 2013. Director and Chief Executive Officer of the Bank since January 2014, when regulatory approvals were received.

		Mr. Spencer has over 30 years of executive and senior level commercial bank leadership and management experience. From 2009 to December 2013, Mr. Spencer consulted with community banks in north Florida, and prior to joining the Company, he was the Executive Vice President and Senior Commercial Banker of Florida Citizens Bank during 2013. His professional background includes various management positions, including the State President of Mercantile Bank, Corporate Executive Vice President and Director of Business Banking for Barnett Bank, Inc., as well as CEO and President of various community and regional Barnett Banks within the state of Florida. Mr. Spencer also serves on the boards of directors of Family First and the Jacksonville City Rescue Mission, and on the boards of trustees of Trinity International University and Knox Theological Seminary. He holds a Bachelor of Science in Finance from the University of Florida and has post-graduate professional education from the Stonier Graduate School of Banking at the University of Delaware and from North Dakota State University.

Name	Age	Experience and Qualifications
As a result of these professional and other experiences, Mr. Spencer possesses particular attributes—including a high level of integrity and personal character; banking and financial services industry experience; financial sophistication; extensive management and leadership skills; and participation in civic and charitable organizations—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

BOARD OF DIRECTORS, GOVERNANCE AND COMMITTEES

Board of Directors.   Eight directors currently serve on the Board. Information regarding each of our Class 3 director nominees, along with our Class 1 and Class 2 directors, is provided under “Proposal 1: Election of Directors” above. In accordance with the Company’s Bylaws, the Board has established the size of the Board as 12 directors, and is currently evaluating how to fill the existing vacancies. All directors of the Company also currently serve on the board of directors of the Bank.

The Company’s directors are currently divided into three classes. However, the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), provide for a phased-in declassification of the Board and the annual election of directors. The term of office for those nominees elected as Class 3 directors at this Annual Meeting is one year and will expire at the Annual Meeting of Shareholders in 2016. As of our 2016 Annual Meeting of Shareholders, the Board will no longer be divided into three classes and each director will be elected for a one-year term at the 2016 Annual Meeting and thereafter.

Corporate Governance.   The Board is committed to good business practices, transparency in financial reporting, the highest level of corporate governance and the highest ethical, moral and legal standards in the conduct of its business and operations. We believe that these standards form the basis for our reputation of integrity in the marketplace and are essential to our efficiency and continued overall success.

Communications with the Board of Directors.   The Board has established a process for shareholders to communicate with members of the Board. If you would like to contact the Board, you can do so by forwarding your concern, question or comment to the Company’s President and Chief Executive Officer, Kendall L. Spencer, at 100 North Laura Street, Jacksonville, Florida 32202, who will relay the information to the Board at or prior to the Board’s next meeting.

Independence.   The Board has determined that six of its eight members are independent as defined under the NASDAQ Marketplace Rules: Messrs. Delaney, Glisson, Goldstein, Greene, Sullivan and Winfield. Mr. Spencer is considered to be an “inside” director because of his employment as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. Mr. Schwenck is not independent because of his past employment as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank, prior to his retirement in June 2012. He remains on the boards of directors of the Company and the Bank and is the Chairman of the Board of the Bank. The five other individuals who served on the Board in 2014, but who are not currently directors of the Company, were also independent under the NASDAQ Marketplace Rules: James M. Healey, William R. Klich, John W. Rose, Charles F. Spencer and Terrie G. Spiro. The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. In 2014, the independent directors held six executive sessions after Board meetings; two executive sessions after Audit Committee meetings; and one executive session after a Nominating and Corporate Governance Committee meeting.

Meetings.   During fiscal year 2014, the Board held eight regular meetings and one special meeting, and all directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. Board members are encouraged, but not required, to attend the Annual Meeting, and all eight of the then-current Board members attended the Annual Meeting of Shareholders in 2014.

Committees.   The Board maintains an Audit Committee, an Organization and Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee, which are described below. The

Board elects the members of these committees annually, and membership may change throughout the year based on varying circumstances at the discretion of the Board. In addition, the Chairman of the Board serves as an ex-officio member of all committees of the Board.

Audit Committee.   The Audit Committee is responsible for the matters set forth in its written charter, adopted by the Board, a copy of which is available on the Company’s website at www.jaxbank.com. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reports, systems of internal controls regarding finance, accounting, legal compliance and ethics, and evaluating the independence of the Company’s independent auditor. The Audit Committee held eight meetings in 2014. The current members of the Audit Committee are John A. Delaney, Donald F. Glisson, Jr. (ex-officio), A. Hugh Greene, John P. Sullivan (Chairman) and Gary L. Winfield, M.D. All members of the Audit Committee are independent as defined by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NASDAQ Marketplace Rules.

Audit Committee Pre-Approval Policies and Procedures. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee is required to pre-approve all auditing services and permissible nonaudit services, including related fees and terms, to be performed for the Company by its independent auditor subject to the de minimus exceptions for nonaudit services described under the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. In 2014, the Audit Committee pre-approved all services performed for the Company by its independent auditor.

Audit Committee Financial Expert.   The Board of Directors has determined that John P. Sullivan is an audit committee financial expert. Mr. Sullivan is independent as defined by the NASDAQ Marketplace Rules and the rules promulgated under the Exchange Act.

Organization and Compensation Committee.   The Organization and Compensation Committee, the charter of which is available on the Company’s website at www.jaxbank.com, is responsible for oversight of compensation matters, employment issues and personnel policies. The Organization and Compensation Committee’s primary responsibilities are to:

•	Establish and review the Company’s overall compensation philosophy and policies;
•	Determine the compensation of the Chief Executive Officer and the Company’s other executive officers, including salaries, bonuses and other forms of long-term compensation and employee benefits, based on annual and long-term performance goals and objectives;
•	Design, approve and evaluate the compensation plans, policies and programs on behalf of the Board as well as any employment or severance agreement with any executive officer (and any amendments or modifications thereto);
•	Approve grants of stock options and other equity awards, make recommendations regarding new, or changes to existing, employee benefit plans and consider the results of the shareholder Say-on-Pay advisory vote and the Say-on-Frequency advisory vote; and
•	Review general levels of compensation and evaluate salaries and other compensation in light of industry trends and the practices of similarly situated, publicly traded bank holding companies.

The Organization and Compensation Committee may retain one or more compensation consultants or other advisors to assist it with these duties and shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities. In 2014, neither the Organization and Compensation Committee nor Company management engaged any compensation consultants.

The Organization and Compensation Committee held six meetings in 2014. The current members of the Organization and Compensation Committee are John A. Delaney, Donald F. Glisson, Jr. (ex-officio), Robert B. Goldstein, A. Hugh Greene and John P. Sullivan (Chairman), all of whom are independent as defined under the NASDAQ Marketplace Rules.

Consideration of the following year’s total compensation starts during the fourth quarter of each year. During the fourth quarter meetings, matters such as changes in the market data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of salaries and annual incentive targets are made at the Organization and Compensation Committee’s meeting in connection with the Board’s regular meeting in January. At that meeting, the Organization and Compensation Committee is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Organization and Compensation Committee has found that considering these matters in this manner allows it to not only factor in the prior year’s financial results and the next year’s operating plan, but also to better assess the prior year’s compensation. Occasionally, grants of long-term incentive compensation or changes in compensation are made at other meetings of the Organization and Compensation Committee.

The Company’s President and Chief Executive Officer is involved in making compensation recommendations for other executive officers, which are considered by the Organization and Compensation Committee.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee is responsible for formulating policies governing the Board and its committees as set out in its charter, a copy of which is available on the Company’s website at www.jaxbank.com. The responsibilities include:

•	Recommending new director nominees and establishing criteria for membership on the Board;
•	Designating chairs and members of Board committees;
•	Setting dates for Board meetings;
•	Monitoring compliance with the Company’s Bylaws and regulations governing public companies; and
•	Making recommendations regarding director compensation.

The Nominating and Corporate Governance Committee held six meetings in 2014. The current members of the Nominating and Corporate Governance Committee are John A. Delaney (Chairman), Donald F. Glisson, Jr. (ex-officio), Robert B. Goldstein, A. Hugh Greene, John P. Sullivan and Gary L. Winfield, M.D., all of whom are independent as defined under the NASDAQ Marketplace Rules.

Executive Committee.   The Executive Committee is comprised of the chairperson of each committee of the Board and the Bank’s board of directors, along with the Chairman of the Board of both the Company’s and the Bank’s boards of directors. The Executive Committee was created to act on critical issues and to make emergency decisions between Board meetings, if necessary, and acts on behalf of the entire Board.

Director Nominations.   In the event of selecting a new director nominee, the Nominating and Corporate Governance Committee will develop a pool of potential director candidates for consideration based on each candidate’s business and professional experience, involvement in the community and understanding of the business and operations of the Company. Candidates must possess the skills and capacity necessary to provide strategic direction to the Company, be willing to represent the interests of all shareholders, be able to work in a collegial board environment and be available to devote the necessary time to the business of the Company. While the Board does not have a formal policy with respect to director diversity, it has a desire for an overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Corporate Governance Committee recognizes that a Board with a diverse set of skills, experiences, education and perspectives creates a governing body best suited to provide oversight of the long-term interests of the Company’s shareholders, employees and customers.

The Nominating and Corporate Governance Committee will consider candidates for Board seats who are recommended by the Company’s shareholders, but a formal policy has not been adopted with respect to consideration of such candidates because shareholder recommendations may be informally submitted and considered by the Nominating and Corporate Governance Committee under its charter. Under the Company’s Articles, notice of a proposed director nomination must be made (i) with respect to an election of directors to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting (or if the date is changed by more than 20 days from such anniversary date, within ten days after the date the Company mails or otherwise gives notice of the date of such meeting), and (ii) with respect to an election to be held at a special meeting called for that purpose, not later than the close of business of the tenth day following the date on which notice of the meeting was first mailed to shareholders. The shareholder making the nomination must be entitled to vote in the election of directors and the nomination may only be made in a meeting of the Company’s shareholders called for the election of directors at which such nominator shareholder is present in person or by proxy. The notice of the proposed director nomination must state (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee during the past five years; (3) the number of shares of the Company’s common stock beneficially owned by such nominee; (4) the particular experience, qualifications, attributes or skills that qualify each such nominee to serve as a director of the

Company; (5) whether each such nominee has ever been at any time a director, officer or beneficial owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description thereof; (6) any directorships or similar positions held by such nominee in the last five years in any person with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or of a registered investment company; (7) whether, in the last ten years, each such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any administrative proceeding or proceeding in bankruptcy, in order to evaluate the ability or integrity of the nominee; (8) the name and address of the nominator and the number of shares of our common stock held by the nominator, and a written confirmation that the nominator is and will remain a shareholder of the Company through the meeting; (9) a representation that the nominator intends to appear in person or by proxy at the meeting to make such nomination; (10) full disclosure of the existence and terms of all agreements and understandings between the nominator or any other person and the nominee with respect to the nominee’s nomination, or possible election and service to the Board, or a confirmation that there are no such arrangements or understandings; (11) the written consent of each such nominee to serve as a director, if elected; and (12) any other information reasonably requested by the Company. Any notices of proposed director nominations should be sent to the President and Chief Executive Officer, Kendall L. Spencer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202. Directors should possess qualities such as understanding the business and operations of the Bank and corporate governance principles.

Board Leadership Structure and Role in Risk Oversight.   With respect to the roles of Chairman and Chief Executive Officer, the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes it is beneficial to the Company’s shareholders to separate these positions and has designated Donald F. Glisson, Jr. as Chairman of the Board and Kendall L. Spencer as President and Chief Executive Officer. While the Board believes that the Chief Executive Officer should be a member of the Board, the Board considers it advantageous to independence, perspective, oversight and objectivity to have a separate, independent board member to serve as Chairman of the Board. The roles have been separated since the inception of the Company in 1999, and the Company has been well served by this leadership structure. The Board believes this arrangement conforms to industry best practices but may reconsider this leadership structure from time to time based on then-current circumstances.

The Board has oversight responsibility with respect to the Company’s risk management processes. This includes understanding the Company’s philosophy and strategy towards risk management and mitigation. The Board regularly reviews information regarding the Company’s financial, credit, liquidity, operational, legal, regulatory, compliance, reputational and strategic risks based on reports from management. The Audit Committee is primarily responsible for overseeing the process by which risks are managed. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results. In addition, because our operations are conducted primarily through the Bank, we maintain an asset liability committee of the Bank’s board of directors as well as an asset liability committee at the Bank management level (together, the “ALCO Committees”). The ALCO Committees are charged with monitoring our liquidity and funds position and regularly review the rate sensitivity position; loans-to-deposits ratios; and average maturities for certain categories of liabilities. The ALCO Committee of the Bank’s board of directors reports to the Bank’s board at least quarterly and otherwise, as needed. The Bank’s Loan Committee also assists the board with enterprise risk management. The Loan Committee is primarily responsible for the identification and management of credit risk.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers, other than Kendall Spencer who also serves as a director, are listed below. Each officer is elected by the Board annually and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified.

Name	Age	Experience
Joseph W. Amy	65	Executive Vice President and Chief Credit Officer of the Company and the Bank since September 2014. Mr. Amy has worked as a banking professional for over 40 years in senior positions in regional and community banks.

		He began his banking career in 1974 at Mellon Bank NA in Pittsburgh, Pennsylvania. After leaving Mellon Bank in February 1991, Mr. Amy served in various senior positions at National City Bank (and its predecessors Equibank and Integra Bank), U.S. Bank and Fifth Third Bank. From 2009 through July 2013, Mr. Amy was the Executive Vice President and Chief Credit Officer of First Financial Holdings, Inc. and First Federal Bank of Charleston, South Carolina, where he recruited, built, and led the bank’s Credit Risk Management Division. Following this and just prior to joining the Company, Mr. Amy provided consulting services for bank and non-bank clients under JAmy Advisor, LLC. From February 2008 to August 2009, he served as a consultant at Crowe Horwath LLP, Grand Rapids, Michigan, where he performed bank credit processes and ALLL review engagements for bank clients across the country. Mr. Amy holds a B.A. in Economics from DePauw University, Greencastle, Indiana, and an M.B.A in Finance from the University of Michigan.

Scott M. Hall	50	Executive Vice President of the Company since February 2008 and President of the Bank since August 2011. Mr. Hall served as Chief Credit Officer of both the Company and the Bank from April 2010 to August 2011. He also served as Chief Lending Officer of the Company and the Bank from 2008 to April 2010 and as Executive Vice President and Senior Loan Officer of the Bank from 2000 to 2008.

		Mr. Hall has over 25 years of experience in the financial services industry. Before joining the Bank in 1999 as Senior Vice President, he was employed with First Union National Bank in Jacksonville, Florida, for eight years as Vice President/Commercial Banking Relationship Manager. His community activities include serving as a committee member of the Gator Bowl Association, The National Association of Industrial and Office Properties (NAIOP) and The Jacksonville Downtown Rotary Club. Mr. Hall is a graduate of the University of North Florida, where he received his Bachelor of Business Administration degree in Finance.

Valerie A. Kendall	62	Executive Vice President and Chief Financial Officer of the Company and the Bank since 2004. Ms. Kendall’s banking career spans more than 20 years. Prior to joining the Bank, she served from 2000 until 2004 as Executive Vice President and Chief Financial Officer of P.C.B. Bancorp, Inc., a $650 million multi-bank holding company based in Clearwater, Florida. She also held senior finance positions with AmSouth Bank (Regions Bank), Barnett Bank (Bank of America) and SunTrust. Ms. Kendall received her Bachelor of Science degree in Accounting from Florida Southern College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended December 31, 2014 and December 31, 2013 the compensation paid or accrued for services in all capacities to the Company’s Chief Executive Officer and the two other most highly compensated officers in 2014 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Option Awards(2)	All Other Compensation		Total Compensation
Kendall L. Spencer	2014	$258,000	—	$15,350	(3)	$273,350
President and Chief Executive Officer	2013	$14,719	$13,473	—		$28,192

Scott M. Hall	2014	$210,000	—	$20,818	(4)	$230,818
Executive Vice President and Bank President	2013	$210,000	$5,526	$20,780	(5)	$236,306

Valerie A. Kendall	2014	$200,000	—	$16,152	(6)	$216,152
Executive Vice President and Chief Financial Officer	2013	$200,000	$3,684	$16,013	(7)	$219,697

(1)	Mr. Spencer’s annual base salary remained unchanged in 2013 and 2014 at $258,000.
Mr. Hall’s annual base salary remained unchanged in 2013 and 2014 at $210,000.
Ms. Kendall’s annual base salary remained unchanged in 2013 and 2014 at $200,000.
(2)	For further information, refer to “Note 18—Share-Based Compensation” in the notes to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. See “Outstanding Equity Awards at Year End” for material terms of these option awards.
(3)	Represents Company matches for 401(k) deferrals of $2,150, $12,000 for auto allowance and $1,200 in club dues in 2014.
(4)	Represents Company matches for 401(k) deferrals of $5,250, $10,250 for use of Company owned automobile and $5,318 in club dues in 2014.
(5)	Represents Company matches for 401(k) deferrals of $5,250, $10,250 for use of Company owned automobile and $5,280 in club dues in 2013.
(6)	Represents Company matches for 401(k) deferrals of $5,000, $9,750 for use of Company owned automobile and $1,402 in club dues in 2014.
(7)	Represents Company matches for 401(k) deferrals of $5,000, $9,750 for use of Company owned automobile and $1,263 in club dues in 2013.

No bonuses were awarded to the named executive officers in 2013 or 2014. In October 2013, (i) Mr. Hall was granted options to purchase 15,000 shares of common stock, and (ii) Ms. Kendall was granted options to purchase 10,000 shares of common stock. These options have an exercise price of $10.20 per share, and vest in equal annual increments of 25% over a four-year period beginning on the first anniversary of the grant date. In December 2013, Mr. Spencer was granted options to purchase 30,000 shares of common stock at an exercise price of $13.00 per share, which options vest in equal annual increments of 33 1/3% over a three-year period beginning on the first anniversary of the grant date. Please see “Outstanding Equity Awards at Year End” for more information regarding these awards. No options were awarded to the named executive officers in 2014.

All common stock and nonvoting common stock share amounts in this Proxy Statement have been retrospectively adjusted, as applicable, to reflect the 1-for-20 reverse stock split that was effective on October 24, 2013.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table details all outstanding equity grants for the named executive officers as of December 31, 2014:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)(3)	Option Expiration Date
Kendall L. Spencer	12/10/2013 (1)	10,000	20,000	13.00	12/10/2018

Scott M. Hall	08/30/2011 (2)	750	250	200.00	08/30/2016
	01/09/2012 (2)	375	375	140.00	01/09/2017
	10/08/2013 (2)	3,750	11,250	10.20	10/08/2018

Valerie A. Kendall	01/09/2012 (2)	375	375	140.00	01/09/2017
	10/08/2013 (2)	2,500	7,500	10.20	10/08/2018

(1)	Options vest in equal annual increments of 33 1/3% over a three-year period beginning on the first anniversary of the grant date.
(2)	Options vest in equal annual increments of 25% over a four-year period beginning on the first anniversary of the grant date.
(3)	The options that were granted before the Company’s 1-for-20 reverse stock split effective October 24, 2013 have been adjusted to reflect the reverse stock split.

OPTION EXERCISES AND STOCK VESTING

There were no option exercises by executive officers in the last fiscal year, and no executive officers have been granted or hold restricted stock.

RETIREMENT AND PENSION BENEFITS

The Company does not offer a retirement plan for executive officers or other employees, but does offer participation in the Jacksonville Bancorp, Inc. 401(k) Plan (the “Plan”) to all employees, including executive officers. The Plan is a qualified retirement plan that was adopted to provide employees with the opportunity to save for retirement on a tax-advantaged basis. Employees may elect to contribute a portion of their compensation to the Plan after six months of full-time employment, and the Company may make a discretionary matching contribution to the Plan on their behalf equal to a uniform percentage of their salary deferrals. The Company determines the amount of the discretionary percentage each year. The participants under the Plan may elect to reduce their compensation by a specific percentage or dollar amount and have that amount contributed to the Plan as either a Pre-Tax 401(k) deferral or a Roth 401(k) deferral. The vesting schedule for profit sharing contributions covers a five-year period as follows:

1 Year of Service	0%
2 Years of Service	25%
3 Years of Service	50%
4 Years of Service	75%
5 Years of Service	100%

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

The following information relates to employment agreements and arrangements between the Company and/or Bank and each of the named executive officers. Other than as described below, there are no potential payments to a named executive officer upon termination or a change in control.

Scott M. Hall. Under the Company’s and the Bank’s employment agreement with Scott M. Hall (as may be amended from time to time, the “Hall Agreement”), Mr. Hall currently earns a base salary of $210,000, which may be increased from time to time at the sole discretion of the Board, and he may earn an annual cash bonus of up to 33 1/3% of his base salary, which actual amount will be determined at the sole discretion of the Board. No bonus was awarded in 2014. Mr. Hall is entitled to participate in employee benefit plans in which the Company’s or the Bank’s executive officers are permitted to participate. He is also entitled to receive reimbursement for certain authorized expenses and paid vacation time pursuant to the Bank’s policy, and participates in and receives the benefits of any medical and health care benefit plans provided to Bank employees.

The Hall Agreement had an initial term of three years from May 13, 2009, and thereafter has been subject to automatic extension for additional one-year periods. During the term of the Hall Agreement and for a period of one year thereafter, Mr. Hall has agreed not to compete with the Bank or the Company within the Jacksonville metropolitan statistical area or in any county where the Bank has offices.

If Mr. Hall’s employment is terminated by the Company or the Bank without “cause” (as set forth in the Hall Agreement), if Mr. Hall terminates his employment for “good cause” (as set forth in the Hall Agreement) other than as a result of a “change in control” (as set forth in the Hall Agreement) or if he terminates his employment upon 30 days’ written notice, Mr. Hall will be entitled to receive his base salary for a period of one year following termination. In addition, any unvested portion of Mr. Hall’s October 2013 grant of options to purchase up to 15,000 shares of the Company’s common stock (the “Hall Options”) will become immediately vested if Mr. Hall’s employment is terminated by the Company or the Bank without “cause” or if Mr. Hall terminates his employment for “good cause” other than as a result of a change in control. If Mr. Hall’s employment is terminated by him for “good cause” as a result of a change in control that results in a change in Mr. Hall’s position or duties within one year of the change in control, Mr. Hall is entitled to receive his base salary for a period of 2.9 years following termination and any unvested portion of the Hall Options will become immediately vested; provided, that Mr. Hall agrees to a termination date up to 12 months following notice of his termination and agrees to provide transition services during such period, if requested by the Company or the Bank. If Mr. Hall’s employment is terminated by the Company or the Bank for “cause,” he is not entitled to any severance payment under the Hall Agreement.

Valerie A. Kendall. Under the Company’s and the Bank’s employment agreement with Valerie A. Kendall (as may be amended from time to time, the “Kendall Agreement”), Ms. Kendall currently earns a base salary of $200,000, which may be increased from time to time at the sole discretion of the Board, and she may earn an annual cash bonus of up to 33 1/3% of her base salary, which actual amount will be determined at the sole discretion of the Board. No bonus was awarded in 2014. Ms. Kendall is entitled to participate in employee benefit plans in which the Company’s or the Bank’s executive officers are permitted to participate. She is also entitled to receive reimbursement for certain authorized expenses and paid vacation time pursuant to the Bank’s policy, and participates in and receives the benefits of any medical and health care benefit plans provided to Bank employees.

The Kendall Agreement had an initial term of three years from May 13, 2009, and thereafter has been subject to automatic extension for additional one-year periods. During the term of the Kendall Agreement and for a period of one year thereafter, Ms. Kendall has agreed not to compete with the Bank or the Company within the Jacksonville metropolitan statistical area or in any county where the Bank has offices.

If Ms. Kendall’s employment is terminated by the Company or the Bank without “cause” (as set forth in the Kendall Agreement) or if Ms. Kendall terminates her employment for “good cause” (as set forth in the Kendall Agreement) other than as a result of a “change in control” (as set forth in the Kendall Agreement), Ms. Kendall will be entitled to receive her base salary for a period of one year following termination, and any unvested portion of Ms. Kendall’s October 2013 grant of options to purchase up to 10,000 shares of the Company’s common stock (the “Kendall Options”) will become immediately vested. If Ms. Kendall terminates her employment for “good cause” after a change in control that results in a change in Ms. Kendall’s position or duties within one year following the effective date of the change in control, Ms. Kendall will be entitled to receive her base salary for a period of 2.9 years following termination, and any unvested Kendall Options will become immediately vested; provided, that Ms. Kendall agrees to a termination date up to 12 months following notice of her termination and agrees to provide transition services during such period, if requested by the Company or the Bank. If Ms. Kendall’s employment is terminated by the Company or the Bank for “cause,” she is not entitled to any severance payment under the Kendall Agreement.

Kendall L. Spencer. Under the Company’s and the Bank’s employment agreement with Kendall L. Spencer (as may be amended from time to time, the “Spencer Agreement”), Mr. Spencer currently earns a base salary of $258,000, which may be increased from time to time at the sole discretion of the Board, and he may earn an annual cash bonus in the sole discretion of the Board. No bonus was awarded in 2014. Under the Spencer Agreement, the Bank agreed to grant to Mr. Spencer an option to purchase up to 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock (the “Spencer Options”). He is entitled to participate in employee benefit plans in which the Company’s or the Bank’s executive officers are permitted to participate. Mr. Spencer is also entitled to receive reimbursement for certain authorized expenses and paid vacation time pursuant to the Bank’s policy, and participates in and receives the benefits of any medical and health care benefit plans provided to Bank employees.

The Spencer Agreement had an initial term of one year beginning December 10, 2013, and thereafter has been subject to automatic extension for additional one-year periods. During the term of the Spencer Agreement and for a period of one year thereafter, Mr. Spencer has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area.

If Mr. Spencer’s employment is terminated by the Company or the Bank without “cause” (as set forth in the Spencer Agreement), Mr. Spencer will be entitled to receive his base salary for a period of one year following termination, and any unvested portion of the Spencer Options will become immediately vested. If Mr. Spencer terminates his employment for “good cause” (as set forth in the Spencer Agreement) other than as a result of a “change in control” (as defined in the Spencer Agreement), Mr. Spencer will be entitled to receive his base salary for two months following termination and any unvested Spencer Options will become immediately vested. If Mr. Spencer’s employment is terminated as a result of a change in control, Mr. Spencer will be entitled to receive his base salary for a period of two years following termination, and any unvested Spencer Options will become immediately vested; provided, that Mr. Spencer agrees to a termination date up to 12 months following notice of his termination and agrees to provide transition services during such period, if requested by the Company or the Bank. If Mr. Spencer’s employment is terminated by the Company or the Bank for “cause,” Mr. Spencer is not entitled to any severance payment and under the agreement, there will be no accelerated vesting of the Spencer Options.

DIRECTOR COMPENSATION

Non-employee directors have agreed to a cash-only compensation plan for payment of director fees, payable quarterly at various rates for the preceding quarter, based on attendance at Board and committee meetings either in person or by telephone, except as set forth below.

For the year ended December 31, 2014, the standard components of non-employee compensation for Company directors were as follows:

•	Annual retainer: $6,000
•	Board chairperson annual retainer: $1,000
•	Committee chair annual retainer: Audit Committee--$1,000; other committees--$500
•	Board meeting attendance: in person--$300 per meeting; by phone--$150 per meeting
•	Committee meeting attendance: in person--$200 per meeting; by phone--$100 per meeting

For the year ended December 31, 2014, the standard components of non-employee director compensation for Bank directors were as follows:

•	Annual retainer: $6,000
•	Board chairperson annual retainer: $1,000
•	Committee chair annual retainer: $500
•	Board meeting attendance: in person--$300 per meeting; by phone--$150 per meeting
•	Committee meeting attendance: in person--$200 per meeting; by phone--$100 per meeting

The following table summarizes non-employee director compensation paid in 2014, except as set forth below:

Director	Fees Paid in Cash ($)(1)
John A. Delaney	21,800
Donald F. Glisson, Jr.(2)	120,875
Robert B. Goldstein(3)	—
A. Hugh Greene(4)	—
James M. Healey(5)	21,200
William R. Klich(6)	7,000
John W. Rose(7),(8)	22,900
Price W. Schwenck	25,400
Charles F. Spencer(9)	9,700
Terrie G. Spiro(10)	8,100
John P. Sullivan(7)	29,600
Gary L. Winfield	20,900

(1)	Represents fees actually paid to the directors in 2014. Since director fees are paid quarterly for the preceding quarter, amounts paid in 2014 represent amounts earned in the fourth quarter of 2013 and the first three quarters of 2014.
(2)	Effective January 1, 2014, in lieu of the standard director fees described above and in connection with his service as Executive Chairman, Mr. Glisson received director fees in an aggregate amount of $10,000 per month payable quarterly for the preceding quarter. Effective September 1, 2014, that amount was reduced to $2,500 per month. Please refer to “Certain Relationships and Related Transactions – Certain Director Relationships” for more information about Mr. Glisson’s director fee arrangements.
(3)	Robert B. Goldstein was appointed to the Board on October 28, 2014 but received no director compensation until January 2015 because director compensation is payable quarterly for the preceding quarter.
(4)	A. Hugh Greene was appointed to the Board on August 26, 2014 and attended his first Board meeting in October 2014. He first received director compensation in January 2015 because director compensation is payable quarterly for the preceding quarter.
(5)	Mr. Healey resigned from the Board effective February 24, 2015.
(6)	Mr. Klich resigned from the Board on January 2, 2014.
(7)	The Company paid directly to CapGen Capital Advisers, LLC 80% of the director fees earned by Messrs. Rose and Sullivan.
(8)	Mr. Rose resigned from the Board effective January 13, 2015.
(9)	Mr. Spencer retired from the Board effective April 22, 2014.
(10)	Ms. Spiro resigned from the Board on January 3, 2014.

EQUITY COMPENSATION PLANS INFORMATION

The following table sets forth the securities authorized for issuance under the Company’s equity incentive plans as of December 31, 2014:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:
Options	132,124	$15.21
Restricted Stock Units	1,829	N/A
Total	133,953		215,804(2)

(1)	The Company has no equity compensation plans not approved by its shareholders.
(2)	Represents shares available for issuance pursuant to grants of awards under the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has granted loans to and accepted deposits from its executive officers, directors and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and which did not involve more than the normal risk of collectability or present other unfavorable features.

Insiders’ transactions with the Bank will be promptly and fully disclosed to the Board. Fees and payments to insiders will be appropriate based on the type, level, quality and value of goods or services the Bank is receiving. Fees and other payments will directly relate to, and be based solely upon, the fair value of goods or services received, compensation for goods or services that meet legitimate needs of the Bank, and be made only to service providers who have the necessary expertise to provide the services.

LINES OF CREDIT

On January 1, 2011, certain of the Company’s directors, and in some cases their affiliated entities or family members, participated in extending a line of credit to the Company in the aggregate amount of $2.0 million. Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the Securities and Exchange Commission (the “SEC”). Interest on principal outstanding under the line of credit accrued at 8% per annum and was payable quarterly in arrears. To the extent that any line of credit was not fully drawn, a non-utilization fee was calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. All amounts borrowed under the line of credit were due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement. In connection with the Company’s December 2012 private placement, a portion of the Company’s debt outstanding under the line of credit was cancelled in consideration of the issuance of shares of Series A preferred stock in the private placement to certain holders of such debt. The remainder of this line of credit was paid down in October 2013 and no amounts were outstanding under the line of credit in 2014. Our directors and their related persons were paid an aggregate of $2,394 in non-utilization fees in 2014 in connection with this line of credit. More specific information about outstanding amounts under the line of credit in 2013 relating to our then-current directors and their related persons is provided below.

			For the year ended December 31, 2013
Name	Relationship to Company	Original Amount of Line of Credit	Largest Amount of Principal Outstanding	Amount of Principal Paid	Amount of Interest Paid(1)
Chelsea Rose	Daughter of John W. Rose, Former director	$100,000	$100,000	$100,000	$10,156

(1)	Includes non-utilization fees paid in 2013.

In September/October 2011, an additional line of credit in the aggregate of $2.0 million was extended to the Company by certain of the Company’s directors and, in some cases, their affiliated entities or family members. Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the SEC. Interest on principal outstanding under the line of credit accrued at 8% per annum and was payable quarterly in arrears. To the extent that any line of credit was not fully drawn, a non-utilization fee was calculated and paid quarterly at an annual rate of 2% on the revolving loan commitment less the daily average principal amount outstanding. All amounts borrowed under the line of credit were due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement. The terms of this additional line of credit were substantially the same as the January 2011 line of credit. In connection with the Company’s December 2012 private placement, a portion of the Company’s debt outstanding under the line of credit was cancelled in consideration of the issuance of shares of Series A preferred stock in the private placement to certain holders of such debt. The remainder of this line of credit was paid down in October 2013 and no amounts were outstanding under the line of credit in 2014. Our directors and their related persons were paid an aggregate of $1,197 in non-utilization fees in 2014 in connection with this line of credit. More specific information about outstanding amounts under the line of credit in 2013 relating to our then-current directors and their related persons is provided below.

			For the year ended December 31, 2013
	Name and Nature of Holdings	Relationship to Company	Original Amount of Line of Credit	Largest Amount of Principal Outstanding	Amount of Principal Paid Amount of Interest Paid(1)
Chelsea Rose	Daughter of John W. Rose, Former director	$50,000	$50,000	$50,000	$5,041
Price W. Schwenck	Director and former executive officer	$300,000	$300,000	$300,000	$30,267

(1)	Includes non-utilization fees paid in 2013.

PUBLIC OFFERING OF UNSUBSCRIBED SHARES

As previously disclosed, in September and October 2013, the Company completed the sale of $5 million in common stock, or 500,000 shares (post-split), to participating shareholders in the Company's rights offering and to purchasers in its public offering of the shares unsubscribed for in the rights offering. On October 4, 2013, Endeavour Regional Bank Opportunities Fund L.P. purchased 250,000 shares of common stock in the public offering of unsubscribed shares, for a total of $2,500,000. As a result of such purchase, Endeavour became a greater than 5% holder of the Company’s common stock.

CERTAIN DIRECTOR RELATIONSHIPS

Our directors, Robert B. Goldstein and John P. Sullivan, and our former director John W. Rose, are affiliates of CapGen Capital Group IV LP (“CapGen”), our largest shareholder, and may be deemed to beneficially own shares of Company stock owned by CapGen. See “Security Ownership of Directors and Officers and Certain Beneficial Owners” for more information about CapGen’s ownership of Company stock.

Donald F. Glisson, Jr., Chairman of the Board, served as the Company’s interim principal executive officer from June 2013 through December 2013. On September 26, 2013, the Board approved director fees payable to Mr. Glisson in the amount of $10,000 per month to be paid retroactively as of July 1, 2013, in consideration of Mr. Glisson’s then-current role as the interim principal executive officer of the Company. In conjunction with the appointment of Kendall L. Spencer as the Company’s new President and Chief Executive Officer in December 2013, Mr. Glisson was named Executive Chairman and in connection with such position, the Board approved director fees payable to Mr. Glisson in an aggregate amount of $10,000 per month. Effective September 1, 2014, the amount of director fees payable to Mr. Glisson was reduced to $2,500 per month.

AUDIT COMMITTEE REPORT

As set forth in its charter, the Audit Committee assists the Board by reviewing financial reports the Company provides to governmental bodies or the public, monitoring the adequacy of the Company’s internal controls regarding finance and accounting, reviewing the Company’s auditing, accounting, and financial reporting processes generally, and verifying the independence of the Company’s independent auditor. All auditors employed or engaged by the Company report directly to the Audit Committee. To fulfill its responsibilities, the Audit Committee recommends the selection of auditors, reviews an annual risk assessment to ensure sufficient audit coverage and reviews all reports of auditors and examiners, as well as management’s responses to such reports, to ensure the effectiveness of internal controls and the implementation of remedial action. The Audit Committee also recommends to the Board whether to include the audited financial statements in the Annual Report on Form 10-K.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing their relationships with the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with the auditor any relationships that may impact their objectivity and independence; considered whether the provision of nonaudit services was compatible with maintaining the auditor’s independence; and satisfied itself as to their independence. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of the Company’s internal controls, and the accounting function’s organization, responsibilities, budget and staffing. The Audit Committee further reviewed with the independent auditor their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditor all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communications with Audit Committees, and with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.

The Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2014 with management and the independent auditor. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditor has the responsibility for examination of those statements. Based on this review and the discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The foregoing is submitted by the Audit Committee: John A. Delaney, Donald F. Glisson, Jr. (ex-officio), A. Hugh Greene, John P. Sullivan (Chairman) and Gary L. Winfield, M.D.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table indicates the common stock beneficially owned by each of the Company’s named executive officers and directors, by each person known by us to own beneficially more than 5% of the Company’s common stock, and by all of the Company’s executive officers and directors as a group. Unless otherwise noted, all shares are held directly by the beneficial owner listed and such person has the sole voting and investment power over such shares. Unless otherwise noted, all amounts are determined as of February 27, 2015 when there were 3,180,300 shares of common stock outstanding and 2,614,821 shares of nonvoting common stock outstanding (on a post-split basis).

	Common Stock		Nonvoting Common Stock
Name of Beneficial Owner(1)	Amount Beneficially Owned(2)	Percent of Class Outstanding	Amount Beneficially Owned	Percent of Class Outstanding
John A. Delaney	5,000	*	—	—
Donald F. Glisson, Jr.(3)	26,766	*	—	—
Robert B. Goldstein(4)	875	*	50,000	1.91%
A. Hugh Greene(5)	1,200	*	—	—
Scott M. Hall(6)	5,577	*	—	—
Valerie A. Kendall(7)	4,112	*	—	—
Price W. Schwenck	21,703	*	—	—
Kendall L. Spencer(8)	14,800	*	—	—
John P. Sullivan(9)	—	—	20,000	*
Gary L. Winfield	1,490	*	—	—
All executive officers and directors as a group (11 persons)(10)	82,411	2.58%	70,000	2.68%
CapGen Capital Group IV LP(11)	1,334,208	41.95%	1,806,000	69.07%
Endeavour Capital Advisors Inc.(12)	314,292	9.88%	—	—
Maltese Capital Management LLC(13)	312,707	9.83%	46,818	1.79%
RMB Capital Management, LLC(14)	196,532	6.18%	—	—
Wellington Management Group LLP(15)	266,648	8.38%	462,503	17.69%

*Less than 1%

(1)	The address of each executive officer and director is c/o Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202.
(2)	Under the rules of the SEC, the determinations of “beneficial ownership” are based upon Rule 13d-3 under the Exchange Act. Under this Rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares that a beneficial owner has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes (i) 24 shares of common stock as to which Mr. Glisson shares voting and dispositive power with his wife, and (ii) 26,591 shares of common stock owned by Mr. Glisson’s company, Triad Financial Services, Inc., as to which he has shared voting and dispositive power.

(4)	Mr. Goldstein shares voting and dispositive power with his wife with respect to the listed shares.
(5)	Mr. Greene shares voting and dispositive power with his wife with respect to the listed shares.
(6)	Includes (i) 15 shares of common stock as to which Mr. Hall shares voting and dispositive power with his wife, and (ii) 5,062 shares of common stock underlying options exercisable within 60 days of February 27, 2015.
(7)	Includes 3,062 shares of common stock underlying options exercisable within 60 days of February 27, 2015.
(8)	Includes 4,800 shares of common stock as to which Mr. Spencer shares voting and dispositive power with his wife, and 10,000 shares of common stock underlying options exercisable within 60 days of February 27, 2015.
(9)	Shares of nonvoting common stock are held through the John Sullivan 2012 Credit Shelter Trust, a revocable trust, for which Mr. Sullivan is the settlor. Maureen C. Sullivan, Mr. Sullivan’s spouse, as trustee, has sole voting and dispositive power over such shares.
(10)	Includes 18,012 shares of common stock underlying options which are currently exercisable or will be exercisable within 60 days of February 27, 2015.
(11)	Includes (i) 1,334,208 shares of common stock and 1,553,000 shares of nonvoting common stock owned directly by CapGen Capital Group IV LP (“CapGen LP”), (ii) 83,000 shares of nonvoting common stock owned directly by Eugene A. Ludwig, and (iii) an aggregate of 170,000 shares of nonvoting common stock owned directly and indirectly by certain other related persons of CapGen LP (including the shares of nonvoting common stock listed in the table as beneficially owned by Messrs. Goldstein and Sullivan). CapGen LP and CapGen Capital Group IV LLC (“CapGen LLC”), the general partner of CapGen LP, each have sole voting and dispositive power over the listed shares, and Mr. Ludwig, as the managing member of CapGen LLC, together with the investment committee of CapGen LLC, has shared voting and dispositive power over such shares. Each of the foregoing disclaims beneficial ownership of such securities except to the extent of his or its pecuniary interest therein. The address for CapGen LP is 120 West 45th Street, Suite 1010, New York, NY 10036. This information is based on CapGen LP’s most recent Schedule 13D filed with the SEC on November 5, 2014 and information reported to the Company by CapGen LP.
(12)	Endeavour Capital Advisors Inc. (“Endeavour”), Laurence M. Austin and Mitchell J. Katz have shared voting and dispositive power over the listed shares. Endeavour Regional Bank Opportunities Fund L.P. has shared voting and dispositive power over 201,498 of the listed shares. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for Endeavour is 410 Greenwich Avenue, Greenwich, CT 06830. This information is based on Endeavour’s most recent Schedule 13G filed with the SEC on February 18, 2015 and the information reported to the Company by Endeavour.
(13)	Maltese Capital Management LLC (“MCM”), formerly known as Sandler O’Neill Asset Management, LLC, may be deemed to beneficially own 312,707 shares of common stock, which are held of record by clients of MCM. Terry Maltese may also be deemed to beneficially own such shares by reasons of his position as Managing Member of MCM. By reason of its position as general partner of certain partnerships, including Malta Hedge Fund II, L.P., Maltese Capital Holdings, LLC (“Holdings”) may be deemed to beneficially own 163,063 shares of common stock, which are held by such partnerships. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for MCM is 150 East 52nd Street, 30th Floor, New York, NY 10022. This information is based on MCM’s most recent Schedule 13G filed with the SEC on February 12, 2015 and the information reported to the Company by MCM.
(14)	RMB Capital Holdings, LLC and RMB Capital Management, LLC, a registered investment adviser, share voting and dispositive power over the listed shares. Iron Road Capital Partners, LLC shares voting and dispositive power over 17,582 of the listed shares. RMB Mendon Managers, LLC shares voting and dispositive power over 178,950 of the listed shares. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. The address for the RMB parties is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603. This information is based on the Schedule 13G filed by the RMB parties with the SEC on February 5, 2015 and information reported to the Company by RMB.
(15)	Listed shares are owned of record by investment advisory clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP (“Wellington Management”), formerly known as Wellington Management Company, LLP. Wellington Management may be deemed to have beneficial ownership of the shares that are owned of record by the investment advisory clients. Wellington Management shares voting and dispositive power with respect to 266,648 shares of common stock and shares dispositive power with respect to 462,503 shares of nonvoting common stock. Wellington Management disclaims any pecuniary interest in such shares. None of the investment advisory clients is known to have beneficial ownership of 5% or more of the Company’s common stock. The address for Wellington Management is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. This information is based on Wellington Management’s most recent Schedule 13G filed with the SEC on February 12, 2015 and information reported to the Company by Wellington Management.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires the Company’s executive officers and directors and any persons owning more than ten percent of a class of the Company’s stock to file certain reports on ownership and changes in ownership with the SEC. We believe that the Company’s executive officers, directors and ten percent shareholders filed on a timely basis all reports required by Section 16(a) of the Exchange Act relating to transactions in 2014 involving the Company’s equity securities beneficially owned by them, except for (i) one Form 4 filed by A. Hugh Greene reporting two transactions on an untimely basis, and (ii) one Form 3 and one Form 4 filed by Endeavour Regional Bank Opportunities Fund L.P. reporting four transactions on an untimely basis. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of the Company’s directors, officers and ten percent shareholders.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Crowe Horwath LLP, a registered public accounting firm that is independent of us, has been the Company’s independent auditor since 2004. Crowe Horwath LLP has been recommended by the Audit Committee and approved by the Board as the Company’s independent auditor for 2015. Ratification of the Company’s independent auditor is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. If the selection of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee will consider the appointment of a different independent registered public accounting firm as the Company’s independent auditor.

Representatives of Crowe Horwath will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents the fees paid to Crowe Horwath LLP for the fiscal years ended December 31, 2014 and 2013, all of which were pre-approved by the Audit Committee:

AUDIT FEES	2014	2013
Audit Fees (1)	$180,000	$195,000
Audit Related Fees (2)	—	20,000
Tax Fees (3)	30,125	64,375
All Other Fees (4)	7,500	99,225
Total	$217,625	$378,600
(1)	Audit fees consisted of audit work performed in the review of the Company’s quarterly and annual financial statements and Forms 10-Q and Form 10-K.
(2)	Audit related fees consisted of fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes consulting on financial accounting/reporting standards.
(3)	Tax fees related to tax compliance reporting.
(4)	Other fees related to tax-related advisory and consulting services.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the Section 14A of the Exchange Act. This proposal gives our shareholders an opportunity to express their views on the Company’s executive compensation.

The Company’s executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders. Our executive compensation programs also incorporate a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our near-term and longer-term business goals has helped our performance over time and does not encourage excessive risk-taking by management.

The Board invites you to review carefully the disclosure under “Executive Compensation” in this Proxy Statement, and cast a vote for or against the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to SEC rules in this Proxy Statement, including the compensation tables and narrative discussion under “Executive Compensation,” is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board. However, our Organization and Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. We include this shareholder advisory vote annually and the next such vote will occur at the 2016 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” this proposal 3.

SHAREHOLDER PROPOSALS

Under the SEC’s rules, shareholders who wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2016 Annual Meeting of Shareholders should deliver a written copy of their proposal to the Company’s principal executive offices no later than November 25, 2015. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the Proxy Statement. Proposals should be directed to Kendall L. Spencer, President and Chief Executive Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202. To nominate a director at the 2016 Annual Meeting or if you wish to bring any other matter before our 2016 Annual Meeting, you must be a shareholder and deliver written notice to our President and Chief Executive Officer no earlier than January 29, 2016 and no later than February 28, 2016. The specific requirements as to the written notice to be provided in connection with a director nominee or other shareholder proposal are described in our Articles. Also, the written notice requirements regarding shareholder recommendations for director nominees are summarized in the section of this Proxy Statement captioned “Board of Directors, Governance and Committees—Director Nominations.” The Company may solicit proxies in connection with next year’s Annual Meeting of Shareholders that confer discretionary authority to vote on any shareholder proposals of which the Company does not receive notice by February 8, 2016. A copy of our Articles has been filed with the SEC and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

We are providing to the Company’s shareholders a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 simultaneously with delivery of this Proxy Statement. You may obtain additional copies of the Proxy Statement or Annual Report on Form 10-K filed with the SEC by writing to Corporate Secretary, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202.

We are delivering only one Proxy Statement and Annual Report on Form 10-K to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this Proxy Statement or the Annual Report on Form 10-K to a shareholder at a shared address to which a single copy was sent. If you are a shareholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report on Form 10-K now or with respect to future mailings, or to request to receive only one copy of the Proxy Statement or Annual Report on Form 10-K if you are currently receiving multiple copies, please send your request to the Corporate Secretary at the address noted above or call us at 904-421-3040.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

COST OF SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement. The Company will solicit primarily through the mail, and its officers, directors and employees may solicit by personal interview, telephone, facsimile or e-mail. These people will not receive additional compensation for such solicitations, but the Company may reimburse them for their reasonable out-of-pocket expenses.

Holders of common stock are requested to vote immediately by telephone, by Internet or by completing, signing and dating the accompanying proxy card and promptly returning it in the enclosed addressed, postage-paid envelope.

Kendall L. Spencer
President and Chief Executive Officer

March 24, 2015

Jacksonville Bancorp Inc.

ATTN: VALERIE A. KENDALL
P.O. BOX 40466
JACKSONVILLE, FL 32203-0466

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards, other proxy materials and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84772-P61364 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACKSONVILLE BANCORP, INC.

The Board of Directors recommends you vote "FOR" the following proposals:

1. To elect the following Directors for a one-year term:

Nominees:	**For**	**Against**	**Abstain**
1a. Donald F. Glisson, Jr.	☐	☐	☐
1b. John P. Sullivan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date